UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934

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CHEMICAL FINANCIAL CORPORATION

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT dated March 4, 2011
Introduction
Overview of Proposals
Proposal 1 Election of Directors
Proposal 2 Amendment of our Articles of Incorporation to increase the number of authorized shares of our common stock from 30,000,000 to 45,000,000 shares
Proposal 3 Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011
Proposal 4 Advisory Vote on Executive Compensation
Proposal 5 Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
The Board of Directors
Corporate Governance
Independent Registered Public Accounting Firm
Audit Committee Report
Ownership of Chemical Financial Common Stock
Executive Officers
Executive Compensation
Director Compensation
Compensation Committee Report
Compensation Committee Interlocks and Insider Participation
Transactions with Related Persons
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals
Solicitation of Proxies
Dividend Reinvestment Program Shares (Chemical Invest Direct)
Important Notice Regarding Delivery of Shareholder Documents
Important Notice of Internet Availability of Proxy Materials

March 4, 2011
333 East Main Street
Midland, Michigan 48640

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 18, 2011

To Our Shareholders:

The 2011 annual meeting of shareholders of Chemical Financial Corporation will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 18, 2011, at 2:00 p.m. local time. At the meeting, we will consider and vote on:

1.	Election of 15 directors;

2.	Amendment of our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 30,000,000 to 45,000,000 shares;

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

4.	An advisory vote on executive compensation; and

5.	An advisory vote on the frequency of the advisory vote on executive compensation.

We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.

You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record as of the close of business on February 18, 2011. The enclosed proxy statement is first being sent to our shareholders on approximately March 4, 2011. A copy of our annual report for the year ended December 31, 2010 is enclosed with this notice.

Important Notice Regarding the Availability of Proxy Materials.  Our proxy statement and annual report for the year ended December 31, 2010, which accompany this notice, are available for viewing, printing and downloading on the internet at www.edocumentview.com/chfc or in the “Investor Information” section of our website, www.chemicalbankmi.com, by clicking the 2011 Proxy Statement and 2010 Annual Report links, respectively. In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission from this section of our website.

We look forward to seeing you at the meeting.

By Order of the Board of Directors,

David B. Ramaker
Chairman, Chief Executive Officer and President
March 4, 2011

Your vote is important.
Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

CHEMICAL FINANCIAL CORPORATION

PROXY STATEMENT
dated March 4, 2011

For the Annual Meeting of Shareholders
to be held April 18, 2011

Introduction

Use of Terms

In this proxy statement, “we,” “us,” “our,” the “Company” and “Chemical Financial” refer to Chemical Financial Corporation, the “Bank” refers to Chemical Bank, and “you” and “your” refer to each shareholder of Chemical Financial Corporation.

Questions and Answers about the Proxy Materials and Our 2011 Annual Meeting

Q.	Why am I receiving these materials?

A.	Chemical Financial’s board of directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Chemical Financial Corporation 2011 annual meeting of shareholders. The meeting will take place on Monday, April 18, 2011, at 2:00 p.m. local time, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q.	What proposals will be voted on at the annual meeting?

A.	There are five proposals scheduled to be voted on at the annual meeting:

•	Election of 15 directors;

•	Amendment of our Restated Articles of Incorporation (“Articles of Incorporation”) to increase the number of authorized shares of our common stock from 30,000,000 to 45,000,000 shares (“Proposal 2”);

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011 (“Proposal 3”);

•	An advisory vote on executive compensation (“Proposal 4”); and

•	An advisory vote on the frequency of the advisory vote on executive compensation (“Proposal 5”).

In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	What information is contained in these materials?

A.	The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We began sending and delivering this proxy statement to our shareholders on approximately March 4, 2011.

Q.	How does the Company’s Board of Directors recommend that I vote?

A.	Your board of directors recommends that you vote FOR election of each nominee named in this proxy statement, FOR approval of Proposals 2, 3, and 4, and EVERY THREE YEARS on Proposal 5.

Q.	Who may vote?

A.	You may vote at the annual meeting if you were a shareholder of record of Chemical Financial common stock at the close of business on February 18, 2011. Each shareholder is entitled to one vote per share of Chemical Financial common stock on each matter presented for a shareholder vote at the meeting. As of February 18, 2011, there were 27,451,367 shares of Chemical Financial common stock issued and outstanding.

Q.	How do I vote?

A.	If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the annual meeting and at any adjournment of the meeting.

If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, for approval of Proposals 2, 3, and 4, and every three years on Proposal 5. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy.

If you are a shareholder of record, Chemical Financial also offers you the convenience of voting by telephone or through the Internet, 24 hours a day, seven days a week.

Internet Voting.  You may vote via the Internet by visiting www.envisionreports.com/chfc.  Follow the steps outlined on the secured website.

Telephone Voting.  To vote by telephone, dial the toll-free number on the instructions included on your proxy and listen for further directions.

Q.	How do I vote if I hold my shares in “street name”?

A.	If you hold your shares in “street name,” which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your “broker”), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or the Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Does my broker have discretionary authority to vote my shares?

A.	If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposals 2 and 3 will be considered a routine matter and your broker will have discretionary authority to vote your shares on the proposals. The election of directors and Proposals 4 and 5 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these proposals. It is important that you promptly provide your broker with voting instructions if you want your shares voted on the election of directors and Proposals 4 and 5.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing either of the following two things:

•	by delivering written notice of revocation to Chemical Financial’s Secretary, Thomas W. Kohn, at 333 East Main Street, Midland, Michigan 48640; or

•	by attending the meeting and voting in person.

Q.	What are broker non-votes?

A.	Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

Q.	What is the quorum requirement for the annual meeting?

A.	To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Chemical Financial common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. Although shares registered by a broker as present (as described above) count for quorum purposes, we do not count such broker non-votes as votes for or against any proposal.

Q.	What vote is necessary to approve the proposals?

A.	Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Proposal 2.  Proposal 2 will be approved if a majority of the shares entitled to vote are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on Proposal 2 in person or by proxy will not be included in the vote count.

Proposals 3 and 4.  Proposals 3 and 4 will be approved if a majority of the shares that are voted on each proposal at the meeting are voted in favor of each proposal. Abstentions, broker non-votes and other shares that are not voted on Proposals 3 or 4 in person or by proxy will not be included in the vote count.

Proposal 5.  On Proposal 5, you may vote that an advisory vote on executive compensation should occur every one, two, or three years, or you may abstain from voting. This proposal will be determined by a plurality of the shares voting. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Required Vote for Other Matters.  We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	May the annual meeting be adjourned?

A.	Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.	We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the date of the annual meeting.

Overview of Proposals

This proxy statement contains five proposals requiring shareholder action. Proposal 1 requests the election of 15 directors to the board of directors. Proposal 2 requests the approval of an amendment to our Articles of Incorporation to increase the number of our authorized shares of common stock from 30,000,000 to 45,000,000 shares. Proposal 3 requests the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011. Proposal 4 requests an advisory vote on executive compensation. Proposal 5 requests an advisory vote on the frequency of the advisory vote on executive compensation. Each of the proposals is discussed in more detail below.

Proposal 1
Election of Directors

Following a review and recommendation from the Corporate Governance and Nominating Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the 2012 annual meeting of shareholders:

Gary E. Anderson
J. Daniel Bernson
Nancy Bowman
James A. Currie
James R. Fitterling
Thomas T. Huff
Michael T. Laethem
James B. Meyer
Terence F. Moore
Aloysius J. Oliver
David B. Ramaker
Grace O. Shearer
Larry D. Stauffer
William S. Stavropoulos
Franklin C. Wheatlake

Each proposed nominee currently serves as a director of Chemical Financial for a term that will expire at this year’s annual meeting. The persons named in the enclosed proxy intend to vote for the election of the fifteen nominees listed above. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.

Biographical information concerning the current directors and nominees for director of Chemical Financial appears below under the heading “The Board of Directors.” All current directors and nominees for director, except David B. Ramaker, qualified as independent directors as defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between directors and Chemical Bank.

Your Board of Directors recommends that you vote
FOR the election of all nominees as directors.

Proposal 2
Amendment of our Articles of Incorporation to increase the number of authorized shares of our common stock from 30,000,000 to 45,000,000 shares

The board of directors proposes to amend Article III of the Corporation’s Articles of Incorporation to increase the number of authorized shares of our common stock from 30,000,000 to 45,000,000 shares. The purpose of the amendment is to provide additional shares for future issuance.

We currently have 30,000,000 shares of common stock authorized for issuance and 200,000 shares of preferred stock authorized for issuance. Of those 30,000,000 shares of common stock, as of January 31, 2011, 27,451,367 shares were issued and outstanding and 1,947,516 shares were reserved for issuance under the Corporation’s share-based plans, including its dividend reinvestment program, leaving us with 601,117 shares of common stock available for future issuance. As of January 31, 2011, no shares of preferred stock were issued and outstanding.

The board of directors believes that it is advisable to have additional authorized shares of common stock available for future issuance. Management continues to seek favorable acquisition opportunities. It has in the past had, and anticipates that it will from time to time in the future have, discussions with other organizations that might be interested in being acquired. Authorized but unissued shares of common stock, or funds raised in a public offering of shares, may be used for these purposes. In addition, the additional authorized shares would also be available for possible future stock splits and dividends, equity incentive plans, and other corporate purposes that might be considered. The Corporation has no present plans or proposals to issue shares that would be authorized by the proposed amendment.

All of the additional authorized shares of common stock would be of the same class with the same dividend, voting, and liquidation rights as the shares of common stock presently issued and outstanding. Our authorized capital stock also includes, and will continue to include without increase, 200,000 shares of preferred stock. Shareholders have no preemptive rights to acquire shares of common stock issued by the Corporation under its Articles of Incorporation and shareholders would not acquire preemptive rights with respect to the additional authorized shares of stock under the proposed amendment to the Articles of Incorporation.

The issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing shareholders. The issuance of additional shares of common stock, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock. The additional shares of common stock that would become available for issuance if the amendment is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Corporation. For example, without further shareholder approval, the board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors. Although the amendment to increase the authorized shares of common stock has been prompted by the business and financial considerations described above, and not by the threat of any hostile takeover attempt (nor is the board of directors currently aware of any such attempts directed at us), shareholders should be aware that approval of the amendment could facilitate future efforts by us to deter or prevent changes in control.

If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further shareholder authorization would be required prior to the issuance of such shares by the Corporation, except where shareholder approval is required under NASDAQ rules.

If the shareholders approve Proposal 2, we will file a Certificate of Amendment to our Articles of Incorporation to amend Article III of our Articles of Incorporation to amend, in its entirety, the first paragraph to read, as follows:

The total authorized capital stock of the Corporation is 45,200,000 shares of stock divided into two classes, as follows:

A. 45,000,000 shares of common stock, par value $1.00 per share; and

B. 200,000 shares of preferred stock, no par value.

Except for the first paragraph, all of the remaining provisions in Article III of the Articles of Incorporation would remain in full force and effect without change. The text of the proposed amendment is subject to modification to include such changes as the board of directors determines to be necessary or advisable to effect the increase in authorized shares of common stock.

Your Board of Directors recommends
that you vote FOR Proposal 2.

Proposal 3
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Corporation and its subsidiary and the effectiveness of internal control over financial reporting for the year ending December 31, 2011, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the board of directors propose and recommend that shareholders ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2011.

More information concerning the relationship of the Company with its independent registered public accounting firm appears below under the headings “Audit Committee,” “Audit Committee Report” and “Independent Registered Public Accounting Firm.”

If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change of the independent registered public accounting firm for the next year.

Your Board of Directors and Audit Committee, which consists entirely of independent directors, recommend that you vote FOR Proposal 3.

Proposal 4
Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires, among other things, that the Corporation permit a non-binding, advisory vote on the compensation of its named executive officers, as described in the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.

This proposal (sometimes referred to as a “Say-on-Pay” proposal), gives you as a shareholder the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution:

“Resolved, that the shareholders approve the Corporation’s compensation of executives as disclosed in the Proxy Statement, including the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure.”

The Corporation believes that our executive compensation programs appropriately align named executive officers’ incentives with shareholder interests and are designed to attract and retain high quality, executive talent. We believe that our executive compensation policies are and have been conservative within the industry and in comparison with the compensation policies of competitors in the markets that we serve. We also believe that both the Corporation and shareholders benefit from responsive corporate governance policies and dialogue.

The vote is advisory and not binding upon the Corporation and its board of directors, and may not be construed as overruling a decision by the board or creating an additional fiduciary duty of the board. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Your Board of Directors and Compensation and Pension Committee, which consists entirely of independent directors, recommend that you vote FOR Proposal 4.

Proposal 5
Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation

The Dodd-Frank Act requires the Corporation to obtain, at least once every six years, a shareholder vote on the frequency of a shareholder advisory vote on the compensation of the named executive officers.

This proposal gives the Corporation’s shareholders the opportunity to determine whether the frequency of a shareholder advisory vote on the compensation of the named executive officers will occur every one, two or three years. Shareholders may also abstain from voting on the frequency of a shareholder advisory vote on the compensation of the named executive officers.

The vote is advisory and not binding upon the Corporation and its board of directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering the frequency of a shareholder advisory vote on compensation of the named executive officers.

The board of directors believes that having an advisory vote on the compensation of the named executive officers every three years is the appropriate approach. Our executive compensation programs and policies are designed to reward the long-term growth and performance of the Corporation. It is difficult to assess the linkage between such performance and compensation on an annual basis because our long-term incentive programs run from three to ten years. We also believe a three-year period will provide us with adequate time to engage shareholders and respond to “Say on Pay” vote results.

Your Board of Directors and Compensation and Pension Committee, which consists entirely of independent directors, recommend that you vote EVERY THREE YEARS on Proposal 5.

The Board of Directors

General

The board of directors presently consists of fifteen individuals. The term of office for each of the directors expires at the annual meeting each year.

Chemical Financial’s Board of Directors and Nominees for Election as Directors

Except as otherwise indicated, each director and nominee has had the same principal occupation and employment during the past five years. The age of each director and nominee is as of December 31, 2010.

Gary E. Anderson, age 65, has served as a director of Chemical Financial since January 2005 and is a member of the Audit and Risk Management Committees and Chairman of both the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Anderson has been a director of Chemical Bank since January 2001. Mr. Anderson was appointed as Lead Independent Director of the Corporation in April 2006. Mr. Anderson is retired Chairman of the board of Dow Corning Corporation (Dow Corning). Mr. Anderson joined Dow Corning, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President and Chief Executive Officer, retiring as Chairman on December 31, 2005. On May 15, 1995, Dow Corning voluntarily filed a petition under Chapter 11 of the United States Bankruptcy Code in connection with litigation pertaining to product liability for breast implants, and emerged from bankruptcy in June 2004. Mr. Anderson has served as a director of Eastman Chemical Company since August 2007 and as its Lead Independent Director since January 1, 2011. In nominating Mr. Anderson, the Corporate Governance and Nominating Committee considered as important factors Mr. Anderson’s extensive experience in leading a large, regionally diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his familiarity with financial statements of large business organizations, and his experience in the areas of corporate finance, corporate governance and executive compensation.

J. Daniel Bernson, age 69, has served as a director of Chemical Financial since January 2001 and is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Bernson served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from July 1999 through December 31, 2005. Mr. Bernson became a director of Chemical Bank on January 1, 2006. Mr. Bernson is Vice Chairman of The Hanson Group, St. Joseph, Michigan, a holding company with diversified business interests in southwest Michigan, including Hanson Mold, Hanson Logistics, Eagle Technologies Group, Hanson Xpress and Hanson Transportation Management Services. Mr. Bernson was President of The Hanson Group from 1988 until December 2006 and Chief Executive Officer from April 2004 until December 2006. Mr. Bernson became Vice Chairman of The Hanson Group upon his retirement as President and Chief Executive Officer in December 2006. In nominating Mr. Bernson, the Corporate Governance and Nominating Committee considered as important factors Mr. Bernson’s extensive experience in leading a diversified business organization, his familiarity with an important market area in which Chemical Financial competes, his historical experience with Shoreline Financial Corporation, whose operations now comprise a significant portion of Chemical Financial’s operations, and his experience in the corporate finance and financial needs of an organization that is typical of many of Chemical Financial’s customers.

Nancy Bowman, age 59, has served as a director of Chemical Financial since January 2003 and is a member of the Audit and Compensation and Pension Committees. Ms. Bowman served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 1982 through December 31, 2005. Ms. Bowman became a director of Chemical Bank on

January 1, 2006. Ms. Bowman is also a community advisory board member. Ms. Bowman is a certified public accountant and co-owner of Bowman & Rogers, PC, an accounting and tax services company located in Lake City, Michigan. In nominating Ms. Bowman, the Corporate Governance and Nominating Committee considered as important factors Ms. Bowman’s education as a certified public accountant, her expertise in the preparation and examination of financial statements, her familiarity with an important market area in which Chemical Financial competes, and her experience in owning and managing the financial needs of a smaller business that is typical of many of Chemical Financial’s customers.

James A. Currie, age 51, has been a director of Chemical Financial since August 1993 and is a member of the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Currie has served as a director of Chemical Bank since February 1992. Mr. Currie is an investor. In nominating Mr. Currie, the Corporate Governance and Nominating Committee considered as important factors Mr. Currie’s experience in investing and investment vehicles, his familiarity with an important market area in which Chemical Financial competes, and his experience in the business and financial needs of typical investment customers of Chemical Financial.

James R. Fitterling, age 49, has served as a director of Chemical Financial and Chemical Bank since July 20, 2010 and is a member of the Compensation and Pension and the Corporate Governance and Nominating Committees. Mr. Fitterling is an Executive Vice President of The Dow Chemical Company (Dow) and President of Plastics and Hydrocarbons within Dow. Dow is a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Fitterling joined Dow in 1984. After serving in a variety of sales, marketing and supply chain positions in Liquid Separations, he was named Commercial Director for Liquid Separations, Dow Pacific in 1994. In 1998, he was appointed Global Business Director for Liquid Separations and President and CEO of FilmTec Corporation, a wholly-owned subsidiary of Dow. In 2000, he was named General Manager for Dow Thailand and Managing Director for SCC-Dow Group of joint venture companies. In 2002, he became CEO of the OPTIMAL Group, affiliates of Petroliam Nasional Berhad (PETRONAS), Malaysia’s state-owned oil corporation and The Dow Chemical Company. He added responsibility for the Southeast Asia and Australia region in 2004. Mr. Fitterling was named Business Vice President for Polyethylene in 2005, President, Basic Plastics in 2007. He was named Vice President of Corporate Development in 2009 and Senior Vice President of Corporate Development in April 2010 and was appointed to his current position in August 2010. Mr. Fitterling is a member of the Executive Leadership Committee, the Management Committee and the Strategy Board of The Dow Chemical Company. He also serves as Chairman of the board of directors of Univation Technologies LLC. In nominating Mr. Fitterling, the Corporate Governance and Nominating Committee considered important Mr. Fitterling’s experience as a leader in a large, geographically diverse publicly-held corporation, his experience and familiarity with financial statements of large business organizations, and his familiarity with an important market area in which Chemical Financial competes.

Thomas T. Huff, age 68, has served as a director of Chemical Financial since January 2004 and is a member of the Audit, Compensation and Pension and Risk Management Committees. Mr. Huff served as a director of Chemical Bank Shoreline (merged into Chemical Bank on December 31, 2005) from 1986 through December 31, 2005. Mr. Huff became a director of Chemical Bank on January 1, 2006 and is also a community advisory board member. From 1987 to 2002, Mr. Huff was a senior partner with the Varnum, Riddering, Schmidt and Howlett law firm. Mr. Huff is owner of Peregrine Realty LLC (a real estate development company) and Peregrine Restaurant Group LLC (owner of London Grill restaurants), and continues to practice law in Kalamazoo, Michigan. In nominating Mr. Huff, the Corporate Governance and Nominating Committee considered as important factors Mr. Huff’s education and experience as a practicing attorney, his experience in real estate development, his familiarity with an important market area in which Chemical Financial competes, his historical experience with Shoreline Financial Corporation, whose operations now comprise a significant portion of Chemical Financial’s operations, and his experience in the business and financial needs of a professional practice similar to many of Chemical Financial’s customers.

Michael T. Laethem, age 52, has served as a director of Chemical Financial since January 1, 2006 and is a member of the Corporate Governance and Nominating Committee. Mr. Laethem has served as a director of Chemical Bank since January 2001 and is also a community advisory board member. Mr. Laethem served as a director of Chemical Bank Thumb Area (merged into Chemical Bank on December 31, 2000) from 1993 through December 31, 2000. Mr. Laethem is a certified public accountant and is also President of Farm Depot, Ltd, a company that purchases, sells and leases farm equipment, in Caro, Michigan. In nominating Mr. Laethem, the Corporate Governance and Nominating Committee considered as important factors Mr. Laethem’s education as a certified public accountant, his expertise in the examination of financial statements, his familiarity with an important market area in which Chemical Financial competes, his experience in agribusiness, and his experience in operating a small business and satisfying the financial needs of a business that is typical of many of Chemical Financial’s customers.

James B. Meyer, age 64, has served as a director of Chemical Financial and Chemical Bank since May 1, 2010 and is a member of the Audit Committee. Mr. Meyer served as a director of O.A.K. Financial Corporation (merged into Chemical

Financial on April 30, 2010) from 2004 through April 30, 2010. Mr. Meyer retired from Spartan Stores, Inc, a food services wholesaler and retailer, in 2003, after 30 years with the company. He was elected President and Chief Operating Officer of Spartan Stores in 1997 and a year later was named Chief Executive Officer. He was elected Chairman of the Board and Chief Executive Officer of Spartan Stores, Inc. in 2000. Mr. Meyer is a certified public accountant. In nominating Mr. Meyer, the Corporate Governance and Nominating Committee considered important Mr. Meyer’s experience in leading a large publicly-held corporation, his education in corporate finance and accounting and as a certified public accountant, his extensive experience in leading the finances and financial statement disclosure of a large publicly-held corporation, his experience and familiarity with financial statements and audit committees of publicly-held corporations, and his familiarity with an important market area in which Chemical Financial has expanded and competes.

Terence F. Moore, age 67, has served as a director of Chemical Financial since January 1998 and is Chairman of the Audit Committee and a member of the Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Moore has served as a director of Chemical Bank since February 1991. Mr. Moore is President Emeritus of MidMichigan Health, Midland, Michigan, a health care organization operating in central and northern Michigan. Mr. Moore served as President and Chief Executive Officer of MidMichigan Health from 1982 until his retirement in June 2008. From 1977 to 1984, Mr. Moore was President and Chief Executive Officer of MidMichigan Medical Center in Midland, which is MidMichigan Health’s largest subsidiary. In nominating Mr. Moore, the Corporate Governance and Nominating Committee considered as important factors Mr. Moore’s experience in leading a large, geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the health care and life sciences industries, and his familiarity with financial statements of large business organizations.

Aloysius J. Oliver, age 70, has served as a director of Chemical Financial since January 1997 and served as Chairman of its board of directors from January 2002 until May 1, 2004. Mr. Oliver is a member of the Audit, Compensation and Pension, Corporate Governance and Nominating and Risk Management Committees. Mr. Oliver previously served as President and Chief Executive Officer of Chemical Financial from January 1997 until his retirement on December 31, 2001. Before being appointed President and Chief Executive Officer of Chemical Financial, Mr. Oliver served as Executive Vice President and Secretary from January 1985 to December 1996. Mr. Oliver joined Chemical Bank in 1957 and served in various management capacities. Mr. Oliver became Vice President and Cashier of Chemical Bank in 1975, Secretary to the board of directors in 1979 and Senior Vice President in 1981. Mr. Oliver became a director of Chemical Bank in August 1996. In nominating Mr. Oliver, the Corporate Governance and Nominating Committee considered as important factors Mr. Oliver’s leadership of, extensive service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.

David B. Ramaker, age 55, is Chairman, Chief Executive Officer and President of Chemical Financial. Mr. Ramaker was appointed Chief Executive Officer and President in January 2002 and Chairman in April 2006. Mr. Ramaker has been a director of Chemical Financial since October 2001. Mr. Ramaker also serves as Chairman, Chief Executive Officer and President of Chemical Bank. Mr. Ramaker joined Chemical Bank as Vice President on November 29, 1989. Mr. Ramaker became President of Chemical Bank Key State (consolidated into Chemical Bank) in October 1993. Mr. Ramaker became President and a member of the board of directors of Chemical Bank in September 1996 and Executive Vice President and Secretary to the board of Chemical Financial and Chief Executive Officer of Chemical Bank on January 1, 1997. Mr. Ramaker served as Chief Executive Officer and President of Chemical Bank until December 31, 2001. He resumed these positions on January 1, 2006. Mr. Ramaker became Chairman of the board of Chemical Bank in January 2002. During the last five years, Mr. Ramaker has served as a director of all of the Corporation’s subsidiaries. Mr. Ramaker is also a member of the Executive Management Committee of Chemical Financial. In nominating Mr. Ramaker, the Corporate Governance and Nominating Committee considered as important factors Mr. Ramaker’s leadership of, service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.

Grace O. Shearer, age 63, has served as a director of Chemical Financial and Chemical Bank since May 1, 2010 and is a member of the Compensation and Pension Committee. Ms. Shearer served as a director of O.A.K. Financial Corporation (merged into Chemical Financial on April 30, 2010) from 2002 through April 30, 2010. Ms. Shearer is retired from West Michigan Heart, P.C., a cardiology service provider in West Michigan, where she served as Chief Executive Officer from 1993 to 2005. Ms. Shearer also served as Vice President of Operations for St. Mary’s Hospital, Grand Rapids, from 1980 to 1993, and in 1992 served as its interim Chief Executive Officer. In nominating Ms. Shearer, the Corporate Governance and Nominating Committee considered important Ms. Shearer’s experience in leading a large health services business organization, her experience in and knowledge of the health care and life sciences industries, her experience in operating a physician driven business and satisfying the financial needs of a business that is typical of many of Chemical Financial’s customers, and her familiarity with an important market area in which Chemical Financial has expanded and competes.

Larry D. Stauffer, age 65, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006 and is a member of the Compensation and Pension and Risk Management Committees. Mr. Stauffer served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from May 2004 through December 31, 2005. Mr. Stauffer is also a community advisory board member. Mr. Stauffer served from 1984 to November 2007 as President of Auto Paint Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. In November 2007, Mr. Stauffer became a consultant of Auto Wares Inc. In nominating Mr. Stauffer, the Corporate Governance and Nominating Committee considered as important factors Mr. Stauffer’s experience in leading a geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the automotive industry, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.

William S. Stavropoulos, age 71, has been a director of Chemical Financial since August 1993 and a director of Chemical Bank since April 1992. Mr. Stavropoulos is a member of the Audit, Compensation and Pension and Corporate Governance and Nominating Committees. Mr. Stavropoulos is retired Chairman of the board of directors of The Dow Chemical Company (Dow), a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Stavropoulos joined Dow in 1967 and served in various senior management positions. Mr. Stavropoulos was named President of Dow Latin America in 1984, Group Vice President in 1987, Vice President in 1990, President of Dow U.S.A. in 1990, Senior Vice President in 1991, President and Chief Operating Officer in 1993, Chief Executive Officer in November 1995 and Chairman of the board of directors in November 2000. Mr. Stavropoulos was a member of the board of directors of Dow from July 1990 to March 2006. Mr. Stavropoulos served as President and Chief Executive Officer of Dow from 1995 to 2000 and was reappointed to that position in December 2002. In November 2003, Mr. Stavropoulos relinquished the position as President, in November 2004 he relinquished the position as Chief Executive Officer and he retired as Chairman of Dow on April 1, 2006. Mr. Stavropoulos is Chairman Emeritus of Dow. Mr. Stavropoulos has served as the President and Founder of the Michigan Baseball Foundation since 2007. Mr. Stavropoulos has served as a director of Maersk Inc. since July 2002, Teradata Corporation since September 2007, Tyco International, Inc. since March 2007, Chairman of the board of Univar Inc. since November 2010, a member of the Advisory Board for Metalmark Capital LLC since 2005, a trustee of the Fidelity Equity and High Income Board since July 2008 and a member of the Advisory Committee of Clayton, Dubilier & Rice, LLC since 2006. In nominating Mr. Stavropoulos, the Corporate Governance and Nominating Committee considered as important factors Mr. Stavropoulos’ extensive experience in leading a large, geographically diverse publicly-held corporation, his familiarity with the issues relating to executive compensation and corporate governance at publicly-held corporations, his experience with audit, nominating and compensation committees of boards of directors, his extensive experience and familiarity with financial statements and financial disclosure of large, publicly-held corporations, and his familiarity with an important market area in which Chemical Financial competes.

Franklin C. Wheatlake, age 63, has served as a director of Chemical Financial and Chemical Bank since January 1, 2006 and is Chairman of the Risk Management Committee and a member of the Audit and Compensation and Pension Committees. Mr. Wheatlake served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 2001 through December 31, 2005. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry, and a dealer/principal of Crossroads Chevrolet, an automobile/light truck dealership, both located in Reed City, Michigan. In nominating Mr. Wheatlake, the Corporate Governance and Nominating Committee considered as important factors Mr. Wheatlake’s experience in leading a diverse business organization, his familiarity with an important market area in which Chemical Financial competes, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial’s customers.

Board Committees

Among others, the board of directors has established the following four standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

•	Risk Management Committee

The following table shows each person currently serving as a director, whether the person is an independent director and whether the director served on the committees identified below during 2010:

					Corporate
				Compensation and	Governance and
	Independent	Audit		Pension	Nominating	Risk Management
Director	Director(1)	Committee		Committee	Committee	Committee

Gary E. Anderson	Yes	Member	(2)	Chairman	Chairman	Member
J. Daniel Bernson	Yes	Member	(2)	Member	Member
Nancy Bowman	Yes	Member		Member
James A. Currie	Yes			Member	Member
James R. Fitterling	Yes			Member	Member
Thomas T. Huff	Yes	Member		Member		Member
Michael T. Laethem	Yes				Member
James B. Meyer	Yes	Member	(2)
Terence F. Moore	Yes	Chairman	(2)	Member	Member
Aloysius J. Oliver	Yes	Member	(2)	Member	Member	Member
David B. Ramaker	No
Grace O. Shearer	Yes			Member
Larry D. Stauffer	Yes			Member		Member
William S. Stavropoulos	Yes	Member	(2)	Member	Member
Franklin C. Wheatlake	Yes	Member		Member		Chairman

(1)	Independent as that term is defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served.

(2)	The board of directors has determined that these individuals are “audit committee financial experts” as defined by the Securities and Exchange Commission.

Audit Committee.  The Audit Committee of the Corporation serves in a dual capacity as the Audit Committee of the Corporation and Chemical Bank. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the accounting and financial reporting processes on behalf of the boards of directors of the Corporation and Chemical Bank. The Audit Committee oversees the audit of the financial statements and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Corporation. The Audit Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Audit Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee met seven times during 2010.

Compensation and Pension Committee.  The Compensation and Pension Committee reviews salaries, bonuses and other compensation of all officers of Chemical Financial and Chemical Bank, administers Chemical Financial’s share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews the Corporation’s benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. All share-based compensation plans outstanding have been approved by the Corporation’s shareholders. The Compensation and Pension Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” The Compensation and Pension Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Compensation and Pension Committee met three times during 2010.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee oversees the Corporation’s corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial’s corporate website at www.chemicalbankmi.com under “Investor Information.” All members of the Corporate Governance and Nominating Committee are “independent directors” as defined by NASDAQ Listing Rules. The Corporate Governance and Nominating Committee met five times during 2010.

Risk Management Committee.  The Board of Directors has appointed a Risk Management Committee. The primary responsibility of the committee is to oversee and assess the adequacy of the Corporation’s management of key risks, including credit risk, asset/liability risk, liquidity risk, and operational risk. The committee is also responsible for monitoring the Corporation’s risk management profile and obtaining reasonable assurance of adherence to the Corporation’s risk management policies. The committee may delegate responsibility for the assessment of certain risks to various committees of management or the board of directors, which must report and make recommendations to the committee concerning specific areas of risk. The committee is responsible for the coordination of the assessment of risks among the various committees to which it delegates any responsibility, and is responsible for ensuring that the Corporation has adequate procedures and processes for assessing risk across all of the Corporation’s operations. The Risk Management Committee is composed entirely of “independent directors” within the meaning of NASDAQ Listing Rules. The committee has the full power and authority to perform the responsibilities of a public company risk management committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The committee operates pursuant to a written charter. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Corporation, and may retain outside counsel or other experts for this purpose. The Risk Management Committee met three times during 2010.

Corporate Governance

Board and Annual Meeting Attendance

During 2010, the Chemical Financial board of directors held nine regular meetings and seven special meetings. All of the directors except for Mr. Fitterling attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). Mr. Fitterling missed five meetings during 2010 for medical reasons. The Corporation has a policy that requires all members of and nominees to the board of directors to attend the annual meeting each year. All of the directors serving at April 19, 2010 attended the Corporation’s 2010 annual meeting held on that date, except for Mr. Stavropoulos.

Shareholder Nominations

The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third-party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Corporate Governance and Nominating Committee by communicating with the committee as described under the heading “Communicating with the Board.” The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. The goal of the Corporate Governance and Nominating Committee is to nominate a slate of individuals who will reflect the communities in which Chemical Financial operates and the customers that Chemical Financial serves.

Direct shareholder nominations may only be made by sending a notice to the Secretary of Chemical Financial that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Chemical Financial capital stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to the Secretary of Chemical Financial not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors. The Corporate Governance and Nominating Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the Committee’s recommendation to the full board of directors. The Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. In considering possible candidates for election as a director, the Committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the Committee and the following criteria:

Each candidate should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to the Corporation in the performance of the duties of a director;

•	have sufficient time available to devote to the affairs of the Corporation in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

In addition, the Committee may consider factors such as business and industry experience, publicly held company experience, education, independence, gender, race, national origin, and familiarity with the market area. The board of directors believes that Corporation and its shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. The board of directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the board of directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the board.

Shareholder Communication with the Board

Shareholders and interested parties may communicate with members of Chemical Financial’s board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Joseph Torrence, Senior Vice President, Director of Human Resources, Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.

Board Leadership Structure

Currently, Chemical Financial’s Chief Executive Officer also serves as Chairman of the board of directors, in conjunction with a Lead Independent Director. The board of directors has determined that this dual structure is appropriate for Chemical Financial due to the size of Chemical Financial relative to other companies. The board of directors also believes it is more efficient and effective to have the Chief Executive Officer also fill the role of Chairman. The board of directors believes this structure is appropriate from a governance perspective due to the extensive regulatory supervision exercised by bank examiners and other regulatory authorities. Chemical Financial has an independent director serving as the chairperson of each significant board committee, and only one member of management serves on Chemical Financial’s board of directors.

The duties and responsibilities of the Lead Independent Director include:

•	acting as a liaison and channel for communication between the Chief Executive Officer and the independent directors;

•	providing leadership to ensure the board works cohesively and independently and during times of crisis;

•	advising the Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Chemical Financial’s management to the independent directors;

•	being available as a resource to consult with the Chief Executive Officer and other board members on corporate governance practices and policies;

•	together with management where appropriate, considering questions of conflicts of interest of the Chief Executive Officer and other board members;

•	coordinating the assessment of board committee structure, organization and charters and evaluating the need for change;

•	coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer;

•	ensuring the appropriate segregation of duties between board members and management; and

•	together with the chairperson of the Compensation and Pension Committee, communicating the board’s evaluation of the performance of the Chief Executive Officer.

Board’s Role in Risk Oversight

Chemical Financial has appointed a Risk Management Committee of the board of directors. The Risk Management Committee is discussed on page 12 of this proxy statement.

Independent Registered Public Accounting Firm

Appointment of Independent Registered Public Accounting Firm

KPMG LLP served as the independent registered public accounting firm for Chemical Financial for the years ended December 31, 2010 and December 31, 2009. The Audit Committee has reappointed KPMG LLP for 2011. In accordance with prior practice, representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 18, 2011, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Fees

A summary of the fees paid and payable to KPMG LLP for each of the two calendar years ended December 31, 2010 are as follows:

	2010	2009

Audit Fees(1)	$878,000	$765,000
Audit-Related Fees(2)	31,500	13,000
Tax Fees	—	—
All Other Fees(3)	77,000	25,000

Total	$986,500	$803,000

(1)	Audit of the consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002), procedures related to the Federal Deposit Insurance Corporation Improvement Act and quarterly review procedures for Forms 10-Q.

(2)	Services related to accounting matters not arising as part of the audit.

(3)	Fees primarily relating to acquisition-related tax matters.

All services provided by the independent registered public accounting firm in 2010 were either within general pre-approved limits established by the Audit Committee or specifically approved by the Audit Committee.

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements that are included in the 2010 annual report to shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the consolidated financial statements of Chemical Financial in conformity with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed with the Audit Committee by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Sec. 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence with respect to Chemical Financial, and has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Chemical Financial’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Chemical Financial’s internal control over financial reporting.

The Audit Committee discussed with Chemical Financial’s internal audit staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit staff and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, including internal control over financial reporting, and the overall quality of the financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management’s assessment of the effectiveness of Chemical Financial’s internal control over financial reporting be included in Chemical Financial’s Annual Report on Form 10-K for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission.

Respectfully Submitted,

Terence F. Moore, Chairman
Gary E. Anderson	James B. Meyer
J. Daniel Bernson	Aloysius J. Oliver
Nancy Bowman	William S. Stavropoulos
Thomas T. Huff	Franklin C. Wheatlake

Ownership of Chemical Financial Common Stock

Five Percent Shareholders

Listed below are the only entities known by the Corporation to have been the beneficial owners of more than 5% of the outstanding shares of Chemical Financial common stock as of December 31, 2010:

	Amount and Nature of Beneficial Ownership of Common Stock
	Sole	Shared	Sole	Shared	Total
Name and Address of	Voting	Voting	Dispositive	Dispositive	Beneficial	Percent
Beneficial Owner	Power	Power	Power	Power(2)	Ownership	of Class

Dimensional Fund Advisors LP(4)	1,757,339	—	1,798,523	—	1,798,523	6.5%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Chemical Bank(1)(5)	1,456,511	—	1,607,867	111,291	1,719,158	6.2%
Wealth Management Department 333 E. Main Street Midland, MI 48640
Franklin Advisory Services,	1,407,867	—	1,462,967	—	1,462,967	5.3%
LLC and Affiliates(6) One Parker Plaza, 9th Floor Fort Lee, NJ 07024
BlackRock, Inc.(7)	1,522,880	—	1,522,880	—	1,522,880	5.5%
40 East 52nd Street New York, NY 10022

Ownership of Chemical Financial Common Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of Chemical Financial common stock held as of December 31, 2010, by each of Chemical Financial’s directors and nominees for director, each of the named executive officers who are included in the Summary Compensation Table, and all of Chemical Financial’s directors, nominees for director and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	of Common Stock(1)
		Shared
	Sole Voting	Voting or		Stock Options		Total
Name of	and Dispositive	Dispositive		Exercisable	Stock	Beneficial		Percent
Beneficial Owner	Power	Power(2)		Within 60 Days	Units(3)	Ownership		of Class

G.E. Anderson	13,053	13,708			1,816	28,577		*
J.D. Bernson		20,903			2,309	23,212		*
N.A. Bowman	2,040				1,387	3,427		*
J.A. Currie	176,849	25,399	(8)		1,387	203,635	(8)	*
J. R. Fitterling					843	843		*
L.A. Gwizdala		14,345		40,332		54,677		*
T.T. Huff	12,832				1,387	14,219		*
K.W. Johnson	4,232			22,250		26,482		*
T.W. Kohn	24,802	8,034		35,325		68,161		*
M.T. Laethem		2,337			4,180	6,517		*
J. B. Meyer	2,158				450	2,608		*
T.F. Moore		14,945			1,387	16,332		*
A.J. Oliver	109,391				1,387	110,778		*
D.B. Ramaker	831	20,346		95,004		116,181		*
G. O. Shearer	3,048				901	3,949		*
L.D. Stauffer		3,643			5,003	8,646		*
W.S. Stavropoulos	13,256	300,000	(9)		1,387	314,643	(9)	1.1%
J.E. Tomczyk	2,975	1,623		32,126		36,724		*
F.C. Wheatlake		82,294			1,387	83,681		*
All directors and executive officers as a group	370,627	519,432	(10)	259,835	25,211	1,175,105	(10)	4.2%

*	Less than 1%.

(1)	The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that, under applicable regulations, are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included unless otherwise indicated. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(2)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by the Wealth Management Department of Chemical Bank are not included unless otherwise indicated. The directors and officers of Chemical Financial may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Chemical Bank to some degree, but disclaim beneficial ownership of these shares.

(3)	Distributions of shares of common stock of Chemical Financial equal to the number of stock units in the participating director’s account will occur upon the director’s retirement, termination of service, or death or a change in control of Chemical Financial. Any fractional shares will be paid in cash.

(4)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G on February 11, 2011. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess investment and/or voting power over the shares of Chemical Financial common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such shares.

(5)	This information consists of certain shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank. Chemical Bank also holds in various fiduciary capacities a total of 1,489,768 shares of Chemical Financial common stock over which it does not have voting or dispositive power and which are not included in these numbers. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in a fiduciary capacity. Chemical Bank has a Trust Committee which reviews the fiduciary activities of the Bank and has overall responsibility for evaluating and approving the fiduciary policies of the Bank. The Trust Committee met four times in 2010 and during 2010 was composed of Mr. Ramaker, Chairman, Ms. Bowman and Messrs. Anderson, Currie, Huff, Fitterling, Merszei, Moore and Wheatlake.

(6)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G on February 3, 2011. The Schedule 13G indicates 1,462,967 shares of Chemical Financial common stock are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of Franklin Advisory Services, LLC, a direct or indirect subsidiary of Franklin Resources, Inc. The filing also indicates that certain affiliates of Franklin Advisory Services, LLC, including Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr., each located at One Franklin Parkway, San Mateo, California 94403, may each be deemed to also beneficially own the 1,462,967 shares reported by Franklin Advisory Services, LLC, but disclaim such beneficial ownership.

(7)	This information is based on information filed with the Securities and Exchange Commission on Schedule 13G on February 3, 2011. The Schedule 13G indicates 1,522,880 shares of Chemical Financial common stock are beneficially owned by BlackRock, Inc., an investment management firm. In its role as investment advisor or manager, BlackRock, Inc. possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares held.

(8)	These numbers include 7,000 shares owned by the James A. Currie Foundation as of December 31, 2010. Mr. Currie is President, Treasurer and a trustee of that foundation. Mr. Currie has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(9)	These numbers include 300,000 shares owned by the Rollin M. Gerstacker Foundation as of December 31, 2010. Mr. Stavropoulos is a trustee of that foundation. Mr. Stavropoulos has no beneficial interest in the shares owned by the foundation and disclaims beneficial ownership of these shares.

(10)	These numbers include the shares described in notes 8 and 9 above.

Executive Officers

Our executive officers are appointed annually by, and serve at the pleasure of, the board of directors or the Chief Executive Officer. Biographical information for Mr. Ramaker is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information concerning our executive officers who are not directors. Except as otherwise indicated, each executive officer has had the same principal occupation and employment during the past five years.

Lori A. Gwizdala, age 52, is Executive Vice President, Chief Financial Officer and Treasurer of Chemical. Ms. Gwizdala joined Chemical as Controller on January 1, 1985 and was named Chief Financial Officer in May 1987, Senior Vice President in February 1991, Treasurer in April 1994 and Executive Vice President in January 2002. Ms. Gwizdala served as a director of CFC Financial Services, Inc. and CFC Title Services, Inc. from 1997 until December 31, 2005, and as a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Ms. Gwizdala is a certified public accountant. Ms. Gwizdala is a member of the Executive Management Committee of Chemical.

Thomas W. Kohn, age 57, was appointed Executive Vice President of Community Banking and Secretary of Chemical in April 2007. Mr. Kohn was Executive Vice President, Community Banking of Chemical Bank from January 1, 2006 until April 2007. Mr. Kohn served as President, Chief Executive Officer and a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Kohn became affiliated with the Company on December 31, 1981 through a bank acquisition and served the Company in various capacities until 1986. Mr. Kohn rejoined the Company in 1991 as President of Chemical Bank Montcalm (consolidated into Chemical Bank West) and served in that position until January 2002. Mr. Kohn is a member of the Executive Management Committee of Chemical.

Kenneth W. Johnson, age 48, is Executive Vice President and Director of Bank Operations of Chemical Bank. Mr. Johnson joined Shoreline Bank, a bank subsidiary of Shoreline Financial Corporation (Shoreline), in 1995 as Vice President and North Region Sales Manager. Mr. Johnson became First Vice President and Head of Retail Banking and Operations in 2000. Shoreline merged with Chemical in January 2001. Mr. Johnson became a First Vice President of Branch Administration at Chemical Bank in 2003 and Executive Vice President and Director of Bank Operations in January 2006. Mr. Johnson is a member of the Executive Management Committee of Chemical.

John E. Kessler, age 42, is Executive Vice President and Senior Trust Officer of Chemical Bank. Mr. Kessler joined Chemical Bank in 2004 as Senior Vice President to manage Chemical’s southwestern Michigan trust office and served in that position until 2007. In 2007, Mr. Kessler became Executive Vice President and Senior Trust Officer. Mr. Kessler is responsible for Chemical Bank’s Wealth Management Department. Mr. Kessler is a member of the Executive Management Committee of Chemical.

Dominic Monastiere, age 63, was appointed Executive Vice President and Chief Risk Management Officer of Chemical Bank effective April 26, 2007. Mr. Monastiere joined Chemical Bank in June 1987 and served as President and a director of Chemical Bank Bay Area (consolidated into Chemical Bank) from August 1, 1987 until December 31, 2000. Mr. Monastiere was a Community Bank President from January 1, 2001 to April 25, 2007. Mr. Monastiere is a member of the Executive Management Committee of Chemical.

James E. Tomczyk, age 59, was appointed Executive Vice President and Senior Credit Officer of Chemical Bank effective January 1, 2006. Mr. Tomczyk served as President, Chief Executive Officer and a director of Chemical Bank Shoreline (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Tomczyk joined Shoreline Bank in February 1999 as Executive Vice President of its Private Banking, Trust and Investment divisions and became Senior Executive Vice President of these divisions in October 2000. Mr. Tomczyk is a member of the Executive Management Committee of Chemical.

Executive Compensation

Compensation Discussion and Analysis

Overview.  The Compensation and Pension Committee (the “Committee”) assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Chemical Financial’s compensation and benefit programs and policies. The Committee administers and makes recommendations with respect to Chemical Financial’s compensation plans and reviews and approves the compensation of executive and senior management. The Committee currently consists of 12 directors, all of whom are independent under NASDAQ Listing Rules. The Committee receives recommendations from Chemical Financial’s Chief Executive Officer regarding the compensation of executive and senior management (other than the Chief Executive Officer).

Compensation Philosophy and Objectives.  Chemical Financial’s philosophy is to maximize long-term return to shareholders consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. To do this, the Committee believes Chemical Financial must provide competitive salaries and appropriate incentives to achieve long-term shareholder return. The Corporation’s executive compensation policies are designed to achieve four primary objectives:

•	provide incentives for achievement of long-term shareholder return;

•	align the interests of management with those of the shareholders to encourage continuing increases in shareholder value;

•	attract and retain well-qualified executives who will lead the Corporation and inspire superior performance; and

•	provide incentives for achievement of corporate goals and individual performance.

The Committee’s goal is to effectively balance salaries with potential compensation that is performance-based commensurate with an officer’s individual management responsibilities and potential for future contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive officer’s responsibilities increase.

The Committee has considered the potential risks arising from the Corporation’s compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Corporation.

Elements of Compensation

Chemical Financial’s executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) annual cash bonus incentives; (iii) longer-term equity-based incentives in the form of stock options and restricted stock performance units; (iv) participation in the Corporation’s retirement plans; and (v) discretionary bonus as approved by the Board of Directors. All executive and senior management of Chemical Financial are eligible to participate in the same executive compensation plans that are available to the Chief Executive Officer, with the exception of the supplemental pension plan. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.

Base Salary and Benefits.  To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee determines base salaries by considering a variety of factors, including individual performance and achievements, current compensation, responsibilities within the Corporation, and compensation practices of other peer group bank holding companies. While the Committee considers these factors, it ultimately determines annual base salaries in its judgment based on what it considers to be reasonable and appropriate for the Company.

Annual Cash Bonus Incentives.  Annual cash bonus incentives are used to reward executive and senior officers for the Corporation’s overall financial performance, taking into consideration individual performance.

Beginning in 2008, the Corporation implemented a formula approach for awarding cash bonuses to named executive officers. For each named executive officer, the Committee set a bonus target as a percentage of salary. For 2010, the bonus targets as a percentage of salary for each of the named executive officers were as follows: Mr. Ramaker — 70%; Ms. Gwizdala — 50%; Mr. Kohn — 50%; Mr. Tomczyk — 40%; and Mr. Johnson — 40%. The Committee may change the bonus targets each year.

After determining the bonus target for each named executive officer, the Committee then weighted the amount of the bonus between achievement of financial performance goals by the Corporation and achievement of individual goals. For 2010, the weighting for each of the named executive officers was as follows: Mr. Ramaker — 80% (financial performance goals), 20% (individual goals); Ms. Gwizdala — 70% (financial performance goals), 30% (individual goals); Mr. Kohn — 70% (financial performance goals), 30% (individual goals); Mr. Tomczyk — 60% (financial performance goals), 40% (individual goals); and Mr. Johnson — 70% (financial performance goals), 30% (individual goals). The Committee at its own discretion may change the weighting between financial performance goals and individual goals each year.

The Committee further weighted the bonus amount for achievement of financial performance goals by the Corporation among specified goals. For 2010, the specific goals and weighting were as follows: earnings per common share (40%), deposit growth (20%), amount of actual expenses compared to budget (20%) and level of credit quality (20%). The Committee at its own discretion may change the specific goals and weightings each year.

For named executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends the individual goals to the Committee. The Committee reviews, modifies, and approves the recommendations of the Chief Executive Officer. The Committee determines the individual goals for the Chief Executive Officer.

The Committee implemented an overall qualifier to the 2010 cash bonus plan. In order for a named executive officer to receive the full amount of the financial performance goals target or individual goals target, the Corporation’s 2010 earnings per common share must equal or exceed the 2010 shareholder cash dividend. If 2010 earnings per common share did not equal or exceed the 2010 shareholder cash dividend, the named executive’s earned bonus would be reduced by 50%. In 2010, earnings per share of $0.88 exceeded 2010 shareholder cash dividends of $0.80 per share.

If all of the financial performance goals were met and a named executive officer met all of his or her individual goals, then the named executive officer is paid the full amount of his or her bonus target. If some, but not all, of the financial performance goals or individual goals are met and the 2010 earnings per common share equaled or exceeded the 2010 shareholder cash dividend per share, then the named executive officer’s bonus amount is reduced by the weighting given each goal. For example, using 2010 weightings, if the deposit growth goal was not met, then the amount of each named executive officer’s bonus weighted to achievement of financial performance goals would have been reduced by 20%. If none of the financial performance goals were met and a named executive officer did not meet his or her individual goals, then the named executive officer is not paid a bonus. The Committee may also reduce each named executive officer’s bonus amount based on other factors it considers relevant.

The 2009 annual cash bonus incentive program did not result in a bonus paid in 2010 to the named executive officers because of limited achievement of financial performance goals and continued economic difficulties in the Corporation’s market areas. The 2010 annual cash bonus incentive program awards that were paid in 2011 to the named executive officers were based on the Corporation achieving substantially all of its financial performance goals in 2010 and each named executive officer achieving substantially all of his or her individual performance goals. Annual cash bonus incentives are included in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

Longer-Term Equity-Based Incentives.  A portion of potential career compensation is also linked to corporate performance through equity-based compensation awards, including stock options and restricted stock performance units. Other forms of equity-based compensation may be awarded by the Committee. Awards under Chemical Financial’s equity-based compensation plan are designed to:

•	more closely align executive officer and shareholder interests;

•	reward officers for building shareholder value;

•	reward officers for the achievement of targeted earnings per share levels; and

•	encourage long-term investment in the Corporation by participating officers.

The Committee believes that stock ownership by management has been demonstrated to be beneficial to shareholders and stock options have been granted by Chemical Financial to executive officers pursuant to various plans for many years. The Committee administers all aspects of these plans and also has authority to determine the individuals to whom and the terms upon which equity-based compensation awards are granted.

Beginning in 2008, the Corporation implemented a formula approach for awarding equity-based compensation. For each named executive officer, the Committee set a target for equity-based compensation based on a percentage of base salary. For 2010, the targets as a percentage of base salary for each named executive officer were as follows: Mr. Ramaker — 100%; Ms. Gwizdala — 70%; Mr. Kohn — 70%; Mr. Tomczyk — 60%; and Mr. Johnson — 50%. The targets set by the Committee are calculated using the market value of the Corporation’s common stock.

After determining the equity-based compensation target for each named executive officer, the Committee then allocated the total target amount between stock options and restricted stock performance units. For 2010, the allocation for each named executive officer was as follows: Mr. Ramaker — 40% (stock options), 60% (restricted stock performance units); Ms. Gwizdala — 50% (stock options), 50% (restricted stock performance units); Mr. Kohn — 50% (stock options), 50% (restricted stock performance units); Mr. Tomczyk — 60% (stock options), 40% (restricted stock performance units); and Mr. Johnson — 60% (stock options), 40% (restricted stock performance units). The Compensation and Pension Committee considers each officer’s position and its attendant duties, responsibilities and authority when setting the target equity compensation value and mix of awards for each named executive officer.

The variable used to determine the amount of stock options and restricted stock performance units awarded is the market price of one share of Chemical Financial common stock on the date of the award. For example, assume the following: (i) the market price of one share of Chemical Financial common stock was $23 on the date that the options and restricted stock performance units were awarded to a named executive officer, (ii) the named executive officer’s base salary was $200,000 annually, (iii) the Committee set a target of 70% of base salary for the named executive officer, and (iv) the named executive officer’s allocation was 50% (stock options) and 50% (restricted stock performance units). The named executive officer would have been awarded approximately 3,000 stock options and 3,000 restricted stock performance units.

In 2010, the Committee granted awards of stock options to purchase 19,863 shares to the named executive officers. The Committee has no policy as to timing of awards of stock options. All stock option awards have been made at the market value of Chemical Financial’s common stock on the date of grant. Stock options are generally granted for a term of 10 years. All stock options permit the exercise price to be paid by delivery of cash, and the Committee has also approved the payment of the exercise price by surrendering shares of common stock. The stock options granted in 2010 vest in one-third increments on each anniversary date of the award over the first three years of the option term. Vesting of stock options may be accelerated upon certain events, including a change in control of the Corporation.

In 2010, the Committee granted 21,318 restricted stock performance units to the named executive officers. The restricted stock performance units vest at December 31, 2012 if any of the predetermined targeted earnings per common share levels are achieved in 2012. The restricted stock performance units vest from 0.5x to 1.5x the number of units originally granted depending on which, if any, of the predetermined targeted earnings per common share levels are met in 2012. Upon vesting, the restricted stock performance units will be converted to shares of the Corporation’s common stock on a one-to-one basis. However, if the minimum earnings per common share performance level is not achieved in 2012, no shares will be issued.

In 2009, the Compensation and Pension Committee granted restricted stock performance units that will vest at December 31, 2011 if any of the predetermined targeted earnings per common share levels are achieved in 2011. The Compensation and Pension Committee established the target level of earnings per share for 2009 during a time of historic uncertainty for the financial industry and the markets that we serve. The Compensation and Pension Committee reviewed the 2009 awards in 2010 and determined that the probability of achieving the targeted earnings per share was too remote for the awards to provide any meaningful incentive for our executive officers. Accordingly, the Compensation and Pension Committee revised the targeted levels of earnings per share by reducing them to a more realistic level based on more recent economic and industry data.

Retirement Plans.  Chemical Financial has a qualified pension plan (“Pension Plan”) that covers certain employees, a 401(k) savings plan that covers all employees and a supplemental pension plan currently covering only one active employee, the Chief Executive Officer. The Committee believes that Chemical’s retirement plans encourage long-term commitment by the Corporation’s officers and assist Chemical Financial in attracting and retaining talented executives.

Discretionary Bonus.  In 2010, the Board of Directors approved a discretionary award to the named executive officers, paid in the form of cash and shares of the Company’s common stock. The purpose of this discretionary award was to recognize the substantial contributions of our executive team in completing the acquisition of O.A.K. Financial Corporation. The aggregate value of the cash and stock granted to the named executive officers was as follows: Mr. Ramaker — $50,000; Ms. Gwizdala - $30,000; Mr. Kohn — $15,000; Mr. Tomczyk — $25,000; Mr. Johnson — $20,000. Each award was paid primarily in the form of the Company’s common stock. The cash component of each award was designed to approximate the amount of taxes that would be required to be withheld on the total value of the award for each named executive officer. The cash portion of the discretionary award is included in the Summary Compensation Table in the “Bonus” column and the share component of the award is included in the “Stock Awards” column.

Common Stock Ownership Guidelines

In December 2008, the Committee implemented stock ownership guidelines that set forth the expected investment in shares of Chemical Financial common stock for, among others, the named executive officers. Expected ownership is expressed as a percentage of the named executive officer’s base salary as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Ramaker — 300%; Ms. Gwizdala — 100%; Mr. Kohn — 100%; Mr. Tomczyk — 100%; and Mr. Johnson — 100%. Stock ownership is determined in the same manner as beneficial ownership is determined under the rules of the SEC. Other than Mr. Ramaker, each named executive officer is allowed three years from the date the guidelines first became applicable to him or her to achieve the expected stock ownership. Mr. Ramaker is allowed five years from the date the guidelines first became applicable to him to achieve the expected stock ownership.

Impact of Accounting and Tax Treatment on Compensation.  All stock options granted by Chemical Financial under plans not associated with acquisitions of other companies during the last decade have been nonstatutory stock options, such that the Corporation receives a tax deduction for income deemed to be received by officers upon exercise of such options.

Section 162(m) of the Internal Revenue Code places a limit on the deductibility for federal income tax purposes of the compensation paid to the named executive officers set forth in the Summary Compensation Table who were employed by Chemical Financial on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based” as determined under Section 162(m) does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goal under which compensation may be paid be disclosed to and approved by Chemical Financial’s shareholders. For purposes of Section 162(m) the material terms include: (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) the maximum amount of compensation that can be paid to an employee under the performance goal. The Chemical Financial Corporation Stock Incentive Plan of 2006 satisfies the requirements of Section 162(m) of the Code. Due to the relatively conservative amount of annual compensation, Chemical Financial believes its compensation policies reflect due consideration of Section 162(m).

Summary Compensation Table

The following table shows information concerning the compensation earned from Chemical Financial or its subsidiaries during the three years ended December 31, 2010, by the Chief Executive Officer, the Chief Financial Officer and each of Chemical Financial’s three most highly compensated executive officers who served in positions other than Chief Executive Officer or Chief Financial Officer at December 31, 2010 (the “named executive officers”). The positions listed in the table are those in which the applicable officer served at December 31, 2010.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total

David B. Ramaker	2010	$419,450	$15,413	$289,345	$52,242	$251,245	$249,000	$5,803	$1,282,498
Chairman, President and	2009	419,450			51,351	—	203,000	5,383	679,184
Chief Executive Officer of	2008	382,217			38,969	30,150	131,000	4,849	587,185
the Corporation
Lori A. Gwizdala	2010	$254,650	$9,243	$110,967	$27,747	$111,217	$157,000	$4,986	$675,810
Executive Vice President,	2009	254,650			27,274	—	124,000	5,383	411,307
Chief Financial Officer and	2008	231,750			20,675	24,150	76,000	4,583	357,158
Treasurer of the Corporation
Thomas W. Kohn	2010	$247,724	$4,712	$98,039	$26,989	$93,335	$183,000	$5,283	$659,082
Executive Vice President of	2009	247,724			26,531	—	146,000	5,283	425,538
Community Banking and	2008	206,807			18,450	17,150	86,000	4,619	333,026
Secretary of the Corporation
James E. Tomczyk	2010	$225,504	$7,718	$72,047	$25,268	$79,144	$16,000	$14,424	$440,105
Executive Vice President	2009	225,504			24,839	—	12,000	14,424	276,767
and Senior Credit Officer of	2008	195,637			17,950	21,150	6,000	12,641	253,378
Chemical Bank
Kenneth W. Johnson	2010	$211,060	$6,170	$56,550	$19,706	$73,734	$13,000	$12,970	$393,190
Executive Vice President and	2009	211,060			19,374	—	9,000	12,970	252,404
Director of Bank Operations of	2008	183,385			14,025	22,150	3,000	11,318	233,878
Chemical Bank

(1)	Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan.

(2)	Represents the cash portion of a discretionary bonus paid to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation. Please see the Compensation Discussion and Analysis section of this proxy statement for a discussion of the discretionary bonus.

(3)	This reported amount includes the aggregate value of: (1) the stock portion of the discretionary bonus paid to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation; (2) the grant date fair value of restricted stock performance units granted to the named executive officers in 2010; and (3) the incremental value associated with the modification of restricted stock performance units previously granted to the named executive officers in 2009 (as discussed in Note 4 to the Equity-Based Awards and Values table). The values of all stock awards reported in this column were computed in accordance with FASB ASC Topic 718 (“ASC 718”). For a discussion of the valuation assumptions, see Note 17 to the Corporation’s 2010 consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010. Restricted stock performance units granted to the named executive officers for 2010 were determined to have a value at the grant date based on management’s assessment that it was probable that the restricted stock units would vest in 2012 at 0.5x the number of units granted. Restricted stock performance units granted to the named executive officers for 2009 were determined to have a value at the modification date based on management’s assessment that it was probable that the restricted stock units would vest in 2011 at 0.5x the number of units granted. However, for both the 2009 and 2010 grants, if the Corporation does not achieve the minimum performance condition, then the units will be forfeited and the named executive officers will receive no shares of Chemical common stock.

(4)	If the highest level of performance conditions with respect to the stock performance units granted in 2010 are satisfied, then the value of the restricted stock performance units determined as of the grant date would be as follows: Mr. Ramaker — $345,240, Ms. Gwizdala — $122,248, Mr. Kohn — $118,911, Mr. Tomczyk — $74,218, and Mr. Johnson — $57,905. If the highest level of performance conditions with respect to the stock performance units granted in 2009 are satisfied, then the value of the restricted stock performance units determined as of the date the awards were modified would be as follows: Mr. Ramaker — $419,034, Ms. Gwizdala — $148,382, Mr. Kohn — $144,341, Mr. Tomczyk — $90,077, and Mr. Johnson — $70,255. However, for both the 2009 and 2010 grants, if the Corporation does not achieve the minimum performance condition, then the units will be forfeited and the named executive officers will receive no shares of Chemical common stock.

(5)	This amount represents the grant date fair value, computed in accordance with ASC 718, of the stock options granted for each named executive officer. For a discussion of the valuation assumptions, see Note 17 to the Corporation’s 2010 consolidated financial statements included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010. The per share exercise price of each option award was equal to the market value of Chemical Financial common stock on the date each option was granted.

(6)	This amount represents the annual cash bonus incentive paid to each named executive officer.

(7)	This amount is the change in the actuarial present value of the named executive officer’s accumulated benefit under the Corporation’s noncontributory defined benefit pension plan, the Chemical Financial Corporation Employees’ Pension Plan (Pension Plan) and, for Mr. Ramaker only, the Corporation’s supplemental pension plan. Mr. Ramaker is the only active employee who is a participant in the supplemental pension plan. The discount rate used to present value benefits was 5.65% at December 31, 2010, 6.15% at December 31, 2009 and 6.5% at December 31, 2008. As of June 30, 2006, a partial freeze of the Pension Plan became effective. Employees with less than 15 years of vested service (as defined in the Pension Plan) or whose combined age and years of vested service totaled less than 65 (non-grandfathered employees) as of June 30, 2006, had their Pension Plan benefits frozen as of that date. For all other Pension Plan eligible employees (grandfathered employees), the benefits under the Pension Plan remained the same and these employees will continue to accrue Pension Plan benefits. Messrs. Ramaker and Kohn, and Ms. Gwizdala are grandfathered employees for purposes of future benefit accruals under the Pension Plan. Messrs. Tomczyk and Johnson are non-grandfathered employees.

Approximately two-thirds of the participants in the Pension Plan had their benefits frozen as of June 30, 2006. Non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan beginning July 1, 2006. Normal retirement benefits of the Pension Plan are based on years of service and the employee’s average annual pay for the five highest consecutive years during the ten years preceding retirement under the Pension Plan. Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay in the Pension Plan. Upon retirement at age 65, a grandfathered employee will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years and any applicable cap under ERISA for employees who are not included in the supplemental plan). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. Unreduced retirement benefits are available between the ages of 60 and 65, when the retiree’s age plus vested years of service total at least 85. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse.

(8)	All Other Compensation consists only of employer contributions to the 401(k) Savings Plan and the taxable portion of employer paid premiums for life insurance. In accordance with SEC regulations, perquisites that in the aggregate total less than $10,000 per named executive officer are not required to be disclosed.

Equity-Based Awards and Values

Named executive officers were granted equity-based compensation awards during 2010. The following table provides information concerning stock options, restricted stock performance units and stock awards granted during 2010.

									All Other	All Other
									Stock	Option
									Awards:	Awards:		Grant
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price	Value of
			Plan Awards			Plan Awards(1)			Stock or	Underlying	of Option	Stock and
			Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)	Awards(2)

David B. Ramaker	3/25/10									6,829	$24.56	$52,242
	3/25/10	(3)				5,121	10,243	15,364				115,080
	3/25/10	(4)				5,961	11,923	17,884				139,678
	7/28/10	(5)							1,523			34,587
Lori A. Gwizdala	3/25/10									3,627	24.56	27,747
	3/25/10	(3)				1,813	3,627	5,440				40,749
	3/25/10	(4)				2,111	4,222	6,333				49,461
	7/28/10	(5)							914			20,757
Thomas W. Kohn	3/25/10									3,528	24.56	26,989
	3/25/10	(3)				1,764	3,528	5,292				39,637
	3/25/10	(4)				2,053	4,107	6,160				48,114
	7/28/10	(5)							453			10,288
James E. Tomczyk	3/25/10									3,303	24.56	25,268
	3/25/10	(3)				1,101	2,202	3,303				24,739
	3/25/10	(4)				1,281	2,563	3,844				30,026
	7/28/10	(5)							761			17,282
Kenneth W. Johnson	3/25/10									2,576	24.56	19,706
	3/25/10	(3)				859	1,718	2,577				19,302
	3/25/10	(4)				999	1,999	2,998				23,418
	7/28/10	(5)							609			13,830

(1)	Represents the award of restricted stock performance units under the Stock Incentive Plan of 2006.

(2)	Grant date fair values of equity-based compensation awards are computed in accordance with ASC 718.

(3)	Represents restricted stock performance units granted in 2010. The value of the restricted stock performance units was determined based on management’s assessment that it was probable that the awards would vest at 0.5x the number of units granted. These units will vest in full or in part on December 31, 2012 if Chemical Financial achieves for 2012 the threshold, target, or maximum level of earnings per common share established by the Compensation and Pension Committee. Any restricted stock performance units that vest will be converted to shares of the Corporation’s common stock on a one-for-one basis. However, if the minimum or threshold performance condition is not satisfied in 2012, no units will vest and no shares of Chemical common stock will be issued to the named executive officers.

(4)	Represents the modification of restricted stock performance units granted in April 2009. The incremental value associated with the modification was computed in accordance with ASC 718 and is reported in the “Grant Date Fair Value of Stock and Option Awards” column, and is based on management’s assessment that it was probable that the awards would vest at 0.5x the number of units granted. The restricted stock performance units will vest in full or in part on December 31, 2011 if Chemical Financial achieves for 2011 the threshold, target, or maximum level of earnings per common share established by the Compensation and Pension Committee. Any restricted stock performance units that vest will be converted to shares of the Corporation’s common stock on a one-for-one basis. However, if the minimum or threshold performance condition is not satisfied in 2011, no units will vest and no shares of Chemical common stock will be issued to the named executive officers. For a discussion of this award modification, please see the Compensation Discussion and Analysis section of this proxy statement.

(5)	Represents the stock portion of the discretionary award granted to the named executive officers upon completion of the acquisition and conversion of O.A.K. Financial Corporation. The value of the stock portion of the discretionary bonus represents the number of shares granted to the named executive officer multiplied by the closing price of Chemical common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning options outstanding, exercisable and unexercisable, and restricted stock performance units outstanding that have not vested for each named executive officer as of December 31, 2010:

	Option Awards							Stock Awards
										Equity	Equity
				Equity						Incentive	Incentive
				Incentive						Plan Awards:	Plan Awards:
				Plan						Number of	Market
				Awards:					Market	Unearned	or Payout
	Number of	Number of		Number of				Number of	Value of	Shares,	Value of
	Securities	Securities		Securities				Shares or	Shares or	Units or	Unearned
	Underlying	Underlying		Underlying				Units of	Units of	Other	Shares, Units or
	Unexercised	Unexercised		Unexercised	Option	Option	Option	Stock That	Stock That	Rights	Other Rights
	Options	Options		Unearned	Grant	Exercise	Expiration	Have Not	Have Not	That Have	That Have
Name	Exercisable	Unexercisable(1)		Options	Date	Price	Date	Vested	Vested	Not Vested(2)	Not Vested(3)

David B. Ramaker	2,422				10/15/01	$23.63	10/15/11
	5,512				12/09/02	27.78	12/09/12
	8,400				12/12/03	35.67	12/12/13
	15,750				12/13/04	39.69	12/13/14
	20,000				12/20/05	32.28	12/20/15
	36,115				07/20/07	24.78	07/20/17
	4,156	2,079	(a)		02/25/08	24.52	02/25/18
	2,649	5,300	(b)		04/28/09	21.10	04/28/19			5,961	$132,036
		6,829	(c)		03/25/10	24.56	03/26/20			5,121	113,430

Lori A. Gwizdala	4,725				12/12/03	$35.67	12/12/13
	8,400				12/13/04	39.69	12/13/14
	9,000				12/20/05	32.28	12/20/15
	14,595				07/20/07	24.78	07/20/17
	2,205	1,103	(d)		02/25/08	24.52	02/25/18
	1,407	2,815	(e)		04/28/09	21.10	04/28/19			2,111	$46,759
		3,627	(f)		03/25/10	24.56	03/26/20			1,813	40,158

Thomas W. Kohn	2,756				12/09/02	$27.78	12/09/12
	2,887				12/12/03	35.67	12/12/13
	5,250				12/13/04	39.69	12/13/14
	6,500				12/20/05	32.28	12/20/15
	14,595				07/20/07	24.78	07/20/17
	1,968	984	(g)		02/25/08	24.52	02/25/18
	1,369	2,738	(h)		04/28/09	21.10	04/28/19			2,053	$45,474
		3,528	(i)		03/25/10	24.56	03/26/20			1,764	39,073

James E. Tomczyk	1,389				10/15/01	$23.63	10/15/11
	2,756				12/09/02	27.78	12/09/12
	2,887				12/12/03	35.67	12/12/13
	5,250				12/13/04	39.69	12/13/14
	6,500				12/20/05	32.28	12/20/15
	10,149				07/20/07	24.78	07/20/17
	1,914	958	(j)		02/25/08	24.52	02/25/18
	1,281	2,564	(k)		04/28/09	21.10	04/28/19			1,281	$28,374
		3,303	(l)		03/25/10	24.56	03/26/20			1,101	24,387

Kenneth W. Johnson	1,157				10/15/01	$23.63	10/15/11
	1,653				12/09/02	27.78	12/09/12
	1,837				12/12/03	35.67	12/12/13
	3,150				12/13/04	39.69	12/13/14
	3,500				12/20/05	32.28	12/20/15
	8,458				07/20/07	24.78	07/20/17
	1,496	748	(m)		02/25/08	24.52	02/25/18
	999	2,000	(n)		04/28/09	21.10	04/28/19			999	$22,128
		2,576	(o)		03/25/10	24.56	03/26/20			859	19,027

(1)	The vesting dates for options reported in this column are as follows:

(a) 2,079 on 2/25/11
(b) 2,650 on 4/28/11 and 2,650 on 4/28/12
(c) 2,276 on 3/25/11; 2,276 on 3/25/12 and 2,277 on 3/25/13
(d) 1,103 on 2/25/11
(e) 1,407 on 4/28/11 and 1,408 on 4/28/12
(f) 1,209 on 3/25/11; 1,209 on 3/25/12 and 1,209 on 3/25/13
(g) 984 on 2/25/11
(h) 1,369 on 4/28/11 and 1,369 on 4/28/12
(i) 1,176 on 3/25/11; 1,176 on 3/25/12 and 1,176 on 3/25/13
(j) 958 on 2/25/11
(k) 1,282 on 4/28/11 and 1,282 on 4/28/12
(l) 1,101 on 3/25/11; 1,101 on 3/25/12 and 1,101 on 3/25/13
(m) 748 on 2/25/11
(n) 1,000 on 4/28/11 and 1,000 on 4/28/12
(o) 858 on 3/25/11; 859 on 3/25/12 and 859 on 3/25/13

(2)	The number of unearned shares represents the minimum or “threshold” of restricted stock performance units issuable under the Stock Incentive Plan of 2006 if performance conditions are met. The number of shares issued is conditioned on the Corporation achieving a minimum or threshold earnings per common share level in 2011 for the awards granted in 2009 and in 2012 for the awards granted in 2010 and, therefore, no shares will be issued if the minimum or threshold performance level is not met in 2011 or in 2012.

(3)	The market value of unearned shares was computed by multiplying the number of unearned shares in the column to the left in this table by the closing price of Chemical Financial’s common stock on The Nasdaq Stock Market® at December 31, 2010 of $22.15 per share.

2010 Option Exercises and Stock Vested

There were no shares acquired in the exercise of stock options or in the vesting of stock awards by the named executive officers during 2010.

Pension Benefits in 2010

The following table provides information concerning pension benefits for the named executive officers:

		Number	Present Value	Payments
		of Years of	of Accumulated	During Last
Name	Plan Name	Credited Service	Benefit	Fiscal Year

David B. Ramaker	Employees’ Pension Plan	21.2	$733,000	$—
	Supplemental Pension Plan	21.2	432,000	—
Lori A. Gwizdala	Employees’ Pension Plan	26.0	774,000	—
Thomas W. Kohn	Employees’ Pension Plan	24.2	804,000	—
James E. Tomczyk	Employees’ Pension Plan	7.4	132,000	—
Kenneth W. Johnson	Employees’ Pension Plan	11.5	77,000	—

Chemical Financial’s noncontributory defined benefit pension plan, the Chemical Financial Corporation Employees’ Pension Plan (Pension Plan), is considered a tax-qualified retirement plan. Chemical Financial has the authority to change or terminate the Pension Plan at any time. The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a supplemental pension plan, the Chemical Financial Corporation Supplemental Pension Plan (Supplemental Plan) that provides for the payment to certain executive officers of Chemical Financial, as determined by the Compensation and Pension Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. As of December 31, 2010, Mr. Ramaker was the only active employee eligible for benefits under the Supplemental Plan.

Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. The amount shown under the caption “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay under the Pension Plan (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan). Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree’s number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree’s age plus vested years of service sums at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006. Messrs. Tomczyk’s and Johnson’s pension benefits were frozen as of June 30, 2006.

The present value of accumulated benefits under the Pension Plan shown in the Pension Benefits table are based on the assumption that an employee retires at the earliest unreduced retirement age defined under the Pension Plan; which is the earlier of normal retirement age or age 60 or older with 85 points (age plus vesting service). The assumed retirement age is normal retirement (age 65) for Mr. Tomczyk and age 60 for all other named executive officers. The present value of accumulated benefits is also based on the assumption that the employee will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee’s retirement benefit or for the employee’s life only, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Benefits table are not subject to a deduction for social security or any other offset amount.

The present value of accumulated Pension Plan and Supplemental Plan benefits were computed using a 5.65% discount rate at December 31, 2010 and 6.15% discount rate at December 31, 2009 and the RP2000 Combined Health Mortality Table at December 31, 2010 and December 31, 2009. Lump sum retirement benefits are not available in the Pension Plan, unless an employee is involuntarily terminated or the option was available in a predecessor plan. A portion of Messrs. Tomczyk’s and Johnson’s Pension Plan benefits are available to be paid in a lump-sum at their election, due to this benefit payment option having been available in a predecessor plan. In addition, Mr. Ramaker’s benefits under the Supplemental Plan upon a Change in Control would be paid in a lump sum, if at the time of the Change in Control he was not eligible to retire. For purposes of the Supplemental Plan, a Change in Control is a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, as amended. At December 31, 2010, Mr. Ramaker’s pro forma lump sum distribution payable in the event of a Change in Control was calculated at $305,471 using interest and mortality assumptions set forth under Internal Revenue Code Section 417(e) (3) as modified by the Pension Protection Act of 2006. The look back month for determining the interest assumption was August of the year preceding the calculation date.

Deferred Compensation

In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (DC Plan), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. There are no employer contributions to the DC Plan. Participants may elect to defer up to 75% of their salary, excluding bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, is included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2010, participants could change their investment designation on a daily basis. Participants elect in advance of the deferral of their compensation when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which the following occur: the participant’s termination of employment; a change in control; the participant’s death or disability; an unforeseeable emergency or at a specified time, as determined by the participant. The DC Plan provides for distributions to be made in a lump sum amount, five-year installments or ten-year installments.

2010 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY(1)	Last FY	Last FY(2)	Distributions	Last FYE(3)

David B. Ramaker	$13,000		$9	$—	$55,853
Lori A. Gwizdala	—		3,036	—	14,522
Thomas W. Kohn	—		—	—	—
James E. Tomczyk	—		—	—	—
Kenneth W. Johnson	—		—	—	—

(1)	Amounts included in this column are included in the Salary column in the Summary Compensation Table.

(2)	Amounts included in this column are not included in the Summary Compensation Table.

(3)	The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” on the Summary Compensation Table for the applicable year. Contributions in prior years that have previously been reported as “Salary” are as follows: $42,000 for Mr. Ramaker and $11,000 for Ms. Gwizdala.

Potential Payments upon Termination or Change in Control

None of our executive officers has a severance agreement, employment agreement or other similar agreement. Our shareholder-approved equity compensation plans provide for the acceleration of vesting of certain awards in connection with a change in control of the Company or termination of employment due to the death, disability or retirement of the plan participant. In addition, our named executive officers may receive benefits in connection with a termination of employment under the Employees’ Pension Plan, Supplemental Pension Plan, and DC Plan, as described above.

The following tables show the aggregate amounts our named executive officers would have realized in connection with a termination of employment or change in control, assuming that such termination or change in control took place on December 31, 2010.

	David B. Ramaker	Lori A. Gwizdala	Thomas W. Kohn	James E. Tomczyk	Kenneth W. Johnson

Acceleration of Equity Awards for Termination Due to Retirement, Disability or Death(1)
Restricted Stock Performance Units	$131,479	$46,557	$45,288	$28,263	$22,046
Acceleration of Equity Awards in Connection with a Change in Control(2)
Stock Options(3)	$8,346	$4,433	$4,312	$4,037	$3,149
Restricted Stock Performance Units	490,977	173,855	169,115	105,545	82,332

Total	$499,323	$178,288	$173,427	$109,582	$85,481

(1)	Under the terms of the Stock Incentive Plan of 2006, if a participant terminates his or her employment because of death, disability or retirement, then the restricted stock performance units held by such participant may vest on a pro-rata basis, but only if the Company achieves at least the threshold level of earnings per share. If the threshold level of performance is achieved, the participant will vest in a number of restricted stock units determined by multiplying the number of units that would have vested had the participant continued his or her employment by the percentage of the performance period completed prior to the termination (i.e., the number of full months completed divided by 36). All remaining restricted stock units are forfeited and returned to the Company, except that the Compensation and Pension Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares or units.

(2)	Under the terms of the Stock Incentive Plan of 2006, if a change in control of the Company occurs, then, unless the Compensation and Pension Committee or the Board of Directors otherwise determines: (a) all outstanding stock options become vested and exercisable in full immediately prior to the effective time of the change in control and shall remain exercisable during the remaining terms thereof, regardless of whether the participants remain in the employ or service of the Company or any subsidiary; and (b) all other outstanding Equity Awards shall become immediately fully vested and exercisable and nonforfeitable, including the waiver of all performance conditions. Performance based awards become vested at the target issuance of 1.0X the original number of units granted. The reported value for the restricted stock performance units represents the target amount of units granted multiplied by the closing price of Chemical Financial common stock on December 31, 2010.

(3)	Represents the aggregate positive “spread” between the exercise price and the closing price of Chemical Financial common stock on December 31, 2010 for in-the-money options outstanding, both vested and unvested, as of December 31, 2010.

Under the terms of the Company’s equity incentive plans, outstanding unvested stock options are not accelerated due to retirement, death or disability. Stock options remain exercisable in accordance with their terms following termination due to retirement, except that stock options granted under the Stock Incentive Plan of 1997 may be exercised no later than three years following the participant’s retirement. In the event of death, the options may be exercised by the personal representative of such participant for a period of one year after death, but only to the extent that the decedent was entitled to exercise the stock options and not beyond the original term of the stock options. Stock options may be exercised for one year following termination due to disability, but only to the extent that the participant was entitled to exercise the stock options on the date of termination and not beyond the original term of the stock options.

Director Compensation

During 2010, Chemical Financial compensated its directors who were not employees of Chemical Financial or Chemical Bank with an annual retainer of $20,000 (paid in a mix of cash and stock, as discussed in more detail below), at the rate of $750 for every board, Audit Committee and Risk Management Committee meeting attended and at the rate of $550 for all other committee meetings attended. In addition, during 2010, non-employee directors of Chemical Financial were compensated at a rate of $750 for every Chemical Bank Loan Committee meeting attended and $550 for all other Chemical Bank committee meetings attended. In 2010, community advisory directors were compensated with an annual retainer fee of $2,500 and at the rate of $200 for every meeting attended. Employees of Chemical Financial or Chemical Bank do not receive any compensation for serving on, or attending meetings of, the board of directors of Chemical Financial or Chemical Bank or any community advisory board or meetings of any of their committees.

On April 21, 2008, the shareholders approved the Chemical Financial Corporation Directors’ Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of Chemical Financial common stock. The DDSP provides benefits to non-employee directors of Chemical Financial in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of Chemical Financial common stock. The equity retainer is 50% of the annual retainer of each non-employee director, or such greater percentage as determined by the board of directors. The annual retainer is a lump sum amount paid to each non-employee director for the director’s service throughout the year to Chemical Financial and its shareholders. For 2010, the annual retainer paid to each non-employee director was $20,000, of which the equity retainer was $10,000. The difference between the annual retainer and the equity retainer is the cash retainer. The DDSP allows each non-employee director to voluntarily defer the cash retainer and/or all director and community advisory fees and invest in stock units representing shares of Chemical Financial common stock. The amount of the annual retainer, director and community advisory fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.

The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director and community advisory fees that are voluntarily contributed to the DDSP are converted to stock units on the date Chemical Financial pays its next quarterly cash dividend. The number of stock units credited to each participating director’s account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of Chemical Financial common stock on the date the annual retainer is paid, and by dividing the dollar amount of any director and community advisory fees by the market value of a single share of Chemical Financial common stock on the next quarterly cash dividend payment date. Each participating director’s account is also credited with dividend equivalents on each date Chemical Financial pays cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholder owning the number of shares of common stock represented by stock units in a participating director’s account on each cash dividend payment date.

Distributions will be made in common stock of Chemical Financial equal to the number of stock units in the participating director’s account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of Chemical Financial. For common stock issued upon a director’s retirement from or termination of service, the director has a choice to receive the shares in a lump sum or in five annual installments. A director must make an irrevocable election between the lump sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change of control of Chemical Financial or death of the director, shares will be issued in a lump sum. Chemical Financial may also permit a distribution to a participating director due to an unforeseeable emergency.

Ms. Shearer and Messrs. Anderson, Bernson, Fitterling, Laethem and Stauffer were the only directors during 2010 that made voluntary contributions to the DDSP.

The board of directors adopted the Chemical Financial Corporation Plan for Deferral of Directors’ Fees in 1982 (prior plan). The prior plan was available to all directors of Chemical Financial and its subsidiaries who receive fees, including community advisory directors through December 31, 2008. Effective December 31, 2008, the prior plan was closed to new participants. Under the prior plan, directors and community advisory directors that participate in the prior plan must elect before December 31 of each year to defer either 50% or 100% of fees to be earned in the following year. Those fees will be paid out in any number of calendar years from one to ten commencing during or following the year the director ceases to be a director or the year after the director attains age 70. During the deferral period, the prior plan provides that the Corporation shall accrue to the directors or community advisory directors interest on the accumulated amount of deferred fees at the rate paid by Chemical Bank on a variable rate money market savings account. No director of the Corporation elected to defer any compensation under the prior plan during 2010. As of December 31, 2010, Ms. Bowman and Mr. Stauffer were the only Chemical Financial directors who were participants in the prior plan.

2010 Director Compensation

The following table sets forth the compensation paid to Chemical Financial directors for services rendered during 2010:

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(1)	Awards(2)	Awards	Compensation	Earnings	Compensation(3)	Total

Gary E. Anderson	$47,700	$10,000				$1,255	$58,955
J. Daniel Bernson	46,600	10,000				1,640	58,240
Nancy Bowman	33,900	10,000				1,002	44,902
James A. Currie	27,800	10,000				1,002	38,802
James R. Fitterling	9,750	7,500				313	17,563
Thomas T. Huff	50,050	10,000				1,002	61,052
Michael T. Laethem	39,950	10,000				2,648	52,598
Geoffery E. Merszei	8,850	2,500				815	12,165
James B. Meyer	30,250	10,000				265	40,515
Terence F. Moore	47,150	10,000				1,002	58,152
Aloysius J. Oliver	48,850	10,000				1,002	59,852
Grace O. Shearer	28,550	10,000				530	39,080
Larry D. Stauffer	45,750	10,000				3,211	58,961
William S. Stavropoulos	24,350	10,000				1,002	35,352
Franklin C. Wheatlake	46,650	10,000				1,002	57,652

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including the cash retainer, committee and/or chairmanship fees, and meeting and community advisory fees, including any fees voluntarily deferred under the DDSP and the prior plan. Voluntary deferrals of the cash retainer and other fees for 2010 were as follows: $10,000 by Mr. Anderson, $10,000 by Mr. Bernson, $9,750 by Mr. Fitterling, $34,450 by Mr. Laethem, $10,000 by Ms. Shearer, and $45,750 by Mr. Stauffer.

(2)	Represents the grant date fair value of the equity retainer computed in accordance with ASC 718 for each director.

(3)	Represents dividend equivalents on stock units in the DDSP. In accordance with SEC regulation, perquisites that in the aggregate total less than $10,000 are not required to be disclosed.

Compensation Committee Report

In fulfilling its oversight responsibilities, the Compensation and Pension Committee reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) issued by the Securities and Exchange Commission (SEC) with the Chief Executive Officer of the Corporation. In reliance on these reviews and discussions, the Compensation and Pension Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for the Corporation’s 2011 Annual Meeting of Shareholders to be filed with the SEC.

Respectfully Submitted,

Gary E. Anderson, Chairman	Terence F. Moore
J. Daniel Bernson	Aloysius J. Oliver
Nancy Bowman	Grace O. Shearer
James A. Currie	Larry D. Stauffer
James R. Fitterling	William S. Stavropoulos
Thomas T. Huff	Franklin C. Wheatlake

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation and Pension Committee was composed of Mr. Anderson, Chairman, Ms. Bowman and Ms. Shearer and Messrs. Bernson, Currie, Fitterling, Huff, Moore, Oliver, Stauffer, Stavropoulos and Wheatlake. Mr. Oliver was formerly President and Chief Executive Officer of the Corporation from January 1997 through December 31, 2001.

Transactions with Related Persons

Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, Chemical Financial’s bank subsidiary, Chemical Bank, in the ordinary course of business during 2010. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this proxy statement. The Audit Committee reviews and approves all transactions between the Corporation and related persons which are required to be reported under Securities and Exchange Commission Regulation S-K, Item 404.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of Chemical Financial and persons who beneficially own more than 10% of the outstanding shares of Chemical Financial’s common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish Chemical Financial with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied on a timely basis by such persons from January 1, 2010 through December 31, 2010.

Shareholder Proposals

If you would like a proposal to be presented at the annual meeting of shareholders in 2012 and if you would like your proposal to be considered for inclusion in Chemical Financial’s proxy statement and form of proxy relating to that meeting, you must submit the proposal to Chemical Financial in accordance with Securities and Exchange Commission Rule 14a-8. Chemical Financial must receive your proposal by November 4, 2011 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2012 annual meeting of shareholders must similarly be received by Chemical Financial by November 4, 2011.

Solicitation of Proxies

Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. Chemical Financial has engaged Georgeson Shareholder Communications, Inc. at an estimated cost of $1,300, to assist in the distribution of these materials. We will also solicit proxies by telephone and the Internet. See the enclosed proxy for instructions.

Dividend Reinvestment Program Shares (Chemical Invest Direct)

If a shareholder is enrolled in Chemical Financial’s Dividend Reinvestment Program (Chemical Invest Direct), the enclosed proxy covers: (1) all shares of Chemical Financial’s common stock owned directly by the shareholder at the record date, and (2) all shares of Chemical Financial’s common stock held for the shareholder in Chemical Invest Direct at that time. Computershare Investor Services, LLC, as the shareholder’s agent under the program, will vote any common stock held by it under the program in accordance with the shareholder’s written direction as indicated on the proxy. All such shares will be voted the way the shareholder directs. If no specific instruction is given on a returned proxy, Computershare Investor Services, LLC will vote as recommended by the board of directors.

Important Notice Regarding Delivery of Shareholder Documents

As permitted by Securities and Exchange Commission rules, only one copy of this 2011 Proxy Statement and the 2010 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical Financial has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or verbal request from a shareholder at a shared address, a separate copy of our 2011 Proxy Statement and the 2010 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 333 E. Main Street, Midland, Michigan 48640, telephone (989) 839-5350.  We will begin sending separate copies of such documents within thirty days of receipt of such instructions.

Important Notice of Internet Availability of Proxy Materials

Chemical Financial’s combined 2010 Annual Report to Shareholders and Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, and the 2011 Notice of the Annual Meeting and Proxy Statement are available on the following website, www.edocumentview.com/chfc or through the United States Securities and Exchange Commission’s website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical Financial Corporation, 333 E. Main Street, Midland, Michigan 48640, Attn: Lori A. Gwizdala, Chief Financial Officer. Copies of exhibits may also be requested at the cost of 30 cents per page from the Corporation.

By Order of the Board of Directors

David B. Ramaker
Chairman, Chief Executive Officer and President

Your vote is important.
Even if you plan to attend the meeting,
PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR
VOTE BY TELEPHONE OR THE INTERNET.

. NNNNNNNNNNNN MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 18, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CHFC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, Please do not vote by more than one method. The last vote US territories & Canada any time on a touch tone telephone. received will be your official vote. Do not return this proxy if There is NO CHARGE to you for the call. you are voting by the Internet or by telephone. • Follow the instructions provided by the recorded message. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 4 and 3 Years on Proposal 5. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Gary E. Anderson 06 — Thomas T. Huff 11 — David B. Ramaker 02 — J. Daniel Bernson 07 — Michael T. Laethem 12 — Grace O. Shearer 03 — Nancy Bowman 08 — James B. Meyer 13 — Larry D. Stauffer 04 — James A. Currie 09 — Terence F. Moore 14 — William S. Stavropoulos 05 - James R. Fitterling 10 — Aloysius J. Oliver 15 — Franklin C. Wheatlake For Against Abstain For Against Abstain 2. Amendment to the Restated Articles of Incorporation to 3. Ratification of the appointment of KPMG LLP as increase the number of authorized shares of common stock independent registered public accounting firm for the year from 30,000,000 to 45,000,000 shares. ending December 31, 2011. 1 Yr 2 Yrs 3 Yrs Abstain 5. Advisory vote on the frequency of the advisory vote 4. Advisory vote on executive compensation. on executive compensation. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 1 0 9 1 9 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01A08H

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Chemical Financial Corporation + This Proxy is Being Solicited on Behalf of the Board of Directors of the Corporation for the Annual Meeting of Shareholders — April 18, 2011 The undersigned hereby appoints Gary E. Anderson, David B. Ramaker and Aloysius J. Oliver, jointly and severally, proxies, with full power of substitution, to vote all the shares of capital stock of CHEMICAL FINANCIAL CORPORATION that the undersigned may be entitled to vote, including dividend reinvestment plan shares, if any, held of record by the undersigned on February 18, 2011, at the annual meeting of shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews, Midland, MI, on Monday, April 18, 2011, and at any adjournment of the meeting, on all matters that come before, and on all matters incident to the conduct of, the meeting and any and all adjournments of the meeting. If this proxy is properly executed and returned, your shares will be voted as specified. Where a choice is not specified, the proxies will vote the shares represented by this proxy FOR election of all director nominees, FOR Proposals 2, 3 and 4, 3 YEARS on Proposal 5, and in accordance with their discretion on any other matters that may come before, and on all matters incident to the conduct of, the meeting, including any adjournment of the meeting. (Continued and to be signed on the reverse side.) PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B OF THIS CARD. +